Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TRW Automotive Holdings Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 20, 2009 (except for the adoption of SFAS No. 160 and related disclosure in Note 2, the information related to the Sixth Amended and Restated Credit Agreement in Note 13, the adjustments reported under the new basis of segmentation in Note 14 and Note 20, and the subsequent events reported in Notes 8, 17 and 23, as to which the date is July 29, 2009), with respect to the consolidated financial statements and schedule of TRW Automotive Holdings Corp. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, included in its Current Report (Form 8-K) dated July 29, 2009, and our report dated February 20, 2009 with respect to the effectiveness of internal control over financial reporting of TRW Automotive Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
August 7, 2009